EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Spartan Chassis Begins Production at New Military Chassis Facilities

CHARLOTTE, Michigan, September 5, 2007 - Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), announced the opening today of two new manufacturing facilities near its headquarters in Charlotte, Mich., to meet increased demand from its military OEM customers.

Spartan spent $8 million earlier this year to purchase and renovate the buildings, which will be used primarily to supply and integrate key chassis components for Mine Resistant Ambush Protected (MRAP) vehicles. According to company estimates the increased demand and purchase of the new facilities, which total 80,000 square-feet, have resulted in approximately 100 new jobs at the company. Moving this work to the new facilities will also create additional capacity at Spartan's other facilities to allow for continued growth in its fire truck and motorhome chassis production lines.

"Since we purchased the new facilities back in April of this year, Spartan Chassis has continued to win orders at an impressive pace," said Richard Schalter, president of Spartan Chassis. "These new facilities will help provide us the additional capacity we need to meet the sustained demand we are seeing for our specialty chassis products, which includes more than $100 million worth of new contracts for MRAP vehicles in the past two months."

Over the past two months, Spartan Chassis has announced that it has secured military contracts from three major defense contractors including:
•	$30 million subcontract order from Force Protection, Inc.
•	$28 million subcontract order from General Dynamics Land Systems
•	$53 million subcontract order from BAE Systems

The MRAP vehicles are designed to protect their occupants from a combination of mines, rocket-propelled grenades, or RPGs, and improvised explosive devices, or IEDs, through their V-shaped hull, raised chassis and improved armor. According to U.S. government reports, roadside bombs and IEDs account for 70 percent of U.S. deaths and injuries in Iraq.

"These facility additions will allow Spartan Chassis to operate more efficiently, with specialized production and focus at each facility," said John Sztykiel, president and CEO of Spartan Motors. "The opening of this new capacity allows us to continue our growth in all areas of production and gives us the room we need to continue to work towards our goal of becoming the premier manufacturer of specialty vehicles and chassis in North America."

About Spartan Chassis, Inc.:
Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), is a leading developer and manufacturer of custom chassis for recreational vehicles, fire trucks and specialty vehicles. Spartan Motors, which also manufactures emergency rescue vehicles under the brand names of Crimson Fire, Crimson Fire Aerials and Road Rescue, reported sales of $445 million in 2006 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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Contact: Karen Hildebrant Spartan Chassis, Inc. (517) 543-6400 ext. 3111	Jeremy Bakken, Jeff Lambert Lambert, Edwards & Asso (616) 233-0500